Exhibit 5.1

September 27, 2023

Electronic Servitor Publication Network, Inc.

400 1st Ave. N., Suite 100

Minneapolis, MN 55401

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Electronic Servitor Publication Network, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 30,000,000 shares of the Company’s common stock, par value $0.0001 per share, reserved for issuance pursuant to the Company’s 2023 Equity Incentive Plan (which plan is referred to herein as the “Plan” and which shares of common stock are collectively referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ PC COMPLIANCE LAWYERS
PC Compliance Lawyers